Exhibit 10.(g)

FIRST AMENDMENT TO
 EMPLOYMENT AGREEMENT
This First Amendment ("Amendment") is made this 11th day of May 2015 to the Employment Agreement (the "Agreement") made and entered into as of July 10, 2014, by and between On the Move Corporation, a Florida corporation (the "Company") and Jay Seewald (the "Executive").
WHEREAS, the parties wish to amend the Agreement;
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:
1.            Item 3.  Salary is amended to read as follows:

3.  SALARY.  Executive shall be entitled to receive from the Company a starting annual base salary of $395,000. Salary shall accrue from the date of the Amended and Restated Share Exchange Agreement and Plan of Reorganization by and between the shareholders of the Company and NAS Acquisition, Inc. or at such later date as the parties agree. The base salary shall be paid to Executive in equal installments according to the Company's regular payroll practices and shall be reviewed and may be increased by the Board annually or at such earlier time or times as it determines.
2.            Item 5.  Stock and Stock Options is amended to delete the following:

In addition, Company hereby grants Executive an option to purchase shares of common stock of the Company. (SEE OPTION AGREEMENT ATTACHED)
3.            Except as provided herein, all provisions of the Agreement are ratified and confirmed.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE COMPANY:	EXECUTIVE:

On the Move Corporation

By: /s/ Richard Reitano	/s/ Jay Seewald
Richard Reitano	Jay Seewald
CEO